July 1, 2005

Name
Address

Dear Name:

Pursuant to the terms and conditions of the Fulton Financial Corporation 2004 Stock Option and Compensation Plan (the ‘Plan’), you have been granted an Incentive (or Non-Qualified) Stock Option to purchase      shares (the ‘Option’) of stock as outlined below:

Granted To: Grant Date: Options Granted:	Name July 1, 2005
Option Price Per Share Expiration Date: Total Cost to Exercise:	July 1, 2015

Vesting Schedule: On the third anniversary of the date of grant, July 1, 2008.

However, upon your retirement at the minimum age of 55 and with a least ten (10) years of continuous employment as defined in section 7.04 of the Plan, the Option granted to you under this agreement that has not previously become exercisable, shall become immediately exercisable on the date of your retirement, to the same extent and in the same manner as if such Option had become exercisable by passage of time.

Very truly yours,

Rufus A. Fulton, Jr.
Chairman and Chief Executive Officer

By my signature below, I hereby acknowledge receipt of this Option, which has been granted to me on the date shown above, in accordance with the terms and conditions of the Plan. I further acknowledge having received a copy of the Prospectus for the Plan and agree to conform to all the terms and conditions of the Prospectus and the Plan.

Signature:      Date:

Name